This prospectus relates to offers and sales from time to time by the persons identified in this prospectus of up to 6,117,389 currently outstanding common shares, par value $0.004 per share, which we refer to as our common shares. We refer to each person that may sell shares under this prospectus as a selling shareholder. This prospectus does not cover the issuance of any of our common shares by us and we will receive no proceeds from the sale of any of our common shares by the selling shareholders.

Our common shares are listed on the Nasdaq Global Market under the symbol “GLBS.” The closing price of our common shares on the Nasdaq Global Market on March 31, 2011 was $8.99. The offering price of our common shares may be at prevailing market prices or at fixed or negotiated prices. The selling shareholders will receive all of the net proceeds from the sale of our common shares. We will pay all expenses incurred in connection with the registration of our common shares covered by this prospectus.

On July 29, 2010, we effected a four-for-one reverse split of our common shares. Unless otherwise noted, all historical share numbers and per share amounts in this prospectus have been adjusted to give effect to this reverse split.

Investing in our common shares involves a high degree of risk. See “Risk Factors” on page 5 for information that should be considered by prospective investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

NO UNDERWRITER HAS BEEN ENGAGED TO FACILITATE THE SALE OF OUR COMMON SHARES PURSUANT TO THIS PROSPECTUS.

The date of this prospectus is April 1, 2011.

Table of Contents

PROSPECTUS SUMMARY	2
THE OFFERING	3
RISK FACTORS	5
USE OF PROCEEDS	5
CAPITALIZATION	5
DILUTION	6
SHARES ELIGIBLE FOR FUTURE SALE	6
SELLING SHAREHOLDERS	7
PLAN OF DISTRIBUTION	13
DESCRIPTION OF CAPITAL STOCK	15
LEGAL MATTERS	15
EXPERTS	15
WHERE YOU CAN FIND ADDITIONAL INFORMATION	16
ENFORCEABILITY OF CIVIL LIABILITIES	16
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	16

Unless otherwise specified, the information in this prospectus is set forth as of the date of this prospectus, and we anticipate that changes in our affairs may occur after such date. We have not authorized any person to provide any information or to make any representations, other than as contained in this prospectus and the documents incorporated by reference in this prospectus or to which we have referred you, in connection with the offer contained in this prospectus. If any person provides you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common shares in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, our consolidated financial statements and the related notes thereto, the information incorporated by reference into this prospectus and the other documents to which this prospectus refers. This prospectus contains forward-looking statements and information relating to Globus Maritime Limited. Please read “Cautionary Note Regarding Forward Looking Statements.”

In this prospectus, the “Company,” “Globus,” “Globus Maritime,” “we,” “our” and “us” refer to Globus Maritime Limited and its subsidiaries, unless the context otherwise requires.

References to our common shares are references to Globus Maritime Limited’s common shares, par value $0.004 per share, or, as applicable, the ordinary shares of Globus Maritime Limited prior to our redomiciliation into the Marshall Islands. References to our Class B shares are references to Globus Maritime Limited’s Class B shares, par value $0.001 per share, none of which are currently outstanding. We refer to both our common shares and Class B shares as our shares. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, U.S. dollars.

OUR COMPANY

We are an integrated dry bulk shipping company, which began operations in September 2006, providing marine transportation services on a worldwide basis. We own, operate and manage a fleet of dry bulk vessels that transport iron ore, coal, grain, steel products, cement, alumina and other dry bulk cargoes internationally. Following the conclusion of our initial public offering on June 1, 2007, our common shares were listed on the Alternative Investment Market under the ticker “GLBS.L.” On July 29, 2010, we effected a one-for-four reverse stock split, with our issued share capital resulting in 7,240,852 shares of $0.004 each.  On November 24, 2010, we redomiciled into the Marshall Islands pursuant to the Marshall Islands Business Corporations Act, or the BCA, and a resale registration statement for our common shares was declared effective by the SEC.  Once the resale registration statement was declared effective by the SEC, our common shares began trading on the Nasdaq Global Market under the ticker “GLBS.”  We delisted our common shares from the Alternative Investment Market on November 26, 2010.

We intend to grow our fleet through timely and selective acquisitions of modern vessels in a manner that we believe will provide an attractive return on equity and will be accretive to our earnings and cash flow based on anticipated market rates at the time of purchase. There is no guarantee however, that we will be able to find suitable vessels to purchase or that such vessels will provide an attractive return on equity or be accretive to our earnings and cash flow.

Our policy is to charter our vessels on charters generally with durations of up to three years, while also engaging vessels on the spot market. We may, from time to time, enter into charters with longer durations depending on our assessment of market conditions.

Our operations are managed by our Athens, Greece-based wholly owned subsidiary, Globus Shipmanagement Corp., which provides in-house commercial and technical management exclusively for our vessels.

OUR FLEET

The weighted average age of the vessels in our fleet as of December 31, 2010 was 4.0 years. The following table presents information concerning our vessels as of December 31, 2010.

Vessel	Year Built	Vessel Type	Carrying Capacity (dwt)	Charter Type	Rate (per day)(1)	Earliest Anticipated Redelivery Date
m/v Tiara Globe	1998	Panamax	72,928	Time	$20,000	January 2012(2)
m/v River Globe	2007	Supramax	53,627	Spot	n/a	n/a
m/v Sky Globe	2009	Supramax	56,785	Spot	n/a	n/a
m/v Star Globe	2010	Supramax	56,785	Time	$22,000	April 2011
m/v Jin Star	2010	Kamsarmax	79,788	Bareboat	$14,250	January 2015

Total:			319,913
(1) This table shows gross rates and does not reflect any commissions payable.
(2) The time charter contains a provision that allows for redelivery plus or minus 15 days.

In March 2011, we entered into a memorandum of agreement with an unaffiliated third party for, subject to certain conditions, the acquisition of a 58,790 dwt dry bulk carrier built in 2007 by the Tsuneishi Heavy Industries Cebu shipyard for a purchase price of $30.3 million. The vessel is expected to be delivered during the third quarter of 2011. In addition, the vessel will be acquired with a time charter agreement attached at a gross daily rate of $16,000 that is expected to terminate in the first quarter of 2015.

Our policy is to charter the majority of our vessels with durations of up to three years, while also employing a small number of our vessels on the spot market. We believe our chartering strategy provides cash flow stability and high utilization rates, while reducing our potential exposure to a market downturn, and at the same time exposing us to the potential revenues that can be generated on the spot market. We may, however, seek to employ a greater portion of our fleet on the spot market or on time charters with longer durations, should we believe it to be in our best interests. We continually monitor developments in the dry bulk shipping industry and, subject to market demand, will adjust the number of vessels on charters and the charter periods for our vessels according to market conditions.

THE OFFERING

Common shares offered by the selling shareholders	6,117,389
Common shares outstanding on March 25, 2011	7,289,688
Use of proceeds	We will not receive any proceeds from the sale of our common shares by the selling shareholders.
Nasdaq symbol	GLBS
Plan of distribution
The offering is made by the selling shareholders named in this prospectus, to the extent they sell common shares. The offering price of our common shares by the selling shareholders using this prospectus to sell such shares may be at prevailing market prices or at fixed or negotiated prices. The closing price of our common shares on the Nasdaq Global Market on March 31, 2011 was $8.99.

The offering will continue until the earlier of November 24, 2011 and such time as all securities covered by such registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(e) under the Securities Act of 1933, as amended, which we refer to as the Securities Act.

Risk factors
Investments in our securities involve a high degree of risk. You should carefully consider all the information in this prospectus. In particular, you should evaluate the information set forth in the section of this prospectus titled “Risk Factors” beginning on page 5 before deciding whether to purchase our common shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information within the meaning of U.S. securities laws. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts or that are not present facts or conditions. Forward-looking statements and information can generally be identified by the use of forward-looking terminology or words, such as, “anticipate,” “approximately,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “ongoing,” “pending,” “plan,” “potential,” “predict,” “project,” “seeks,” “should,” “views” or similar words or phrases or variations thereon, or the negatives of those words or phrases, or statements that events, conditions or results “can,” “will,” “may,” “must,” “would,” “could” or “should” occur or be achieved and similar expressions in connection with any discussion, expectation or projection of future operating or financial performance, costs, regulations, events or trends. The absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements and information are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Without limiting the generality of the foregoing, all statements in this prospectus or incorporated by reference into this prospectus concerning or relating to estimated and projected earnings, margins, costs, expenses, expenditures, cash flows, growth rates, financial results and liquidity are forward-looking statements. In addition, we, through our senior management, from time to time may make forward-looking public statements concerning our expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting our best judgment based upon current information and involve a number of risks and uncertainties. Other factors may affect the accuracy of these forward-looking statements and our actual results may differ materially from the results anticipated in these forward-looking statements. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us may include, but are not limited to, those factors and conditions described under “Risk Factors” as well as general conditions in the economy, dry bulk industry and capital markets. We undertake no obligation to revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events or new information, other than any obligation to disclose material information under applicable securities laws.

RISK FACTORS

You should consider the “Risk Factors” included under Item 3.D. of our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, which we refer to as our annual report and which is incorporated by reference in this prospectus. Our actual results may differ materially from the results discussed in the forward-looking statements and information. In addition, please read "Cautionary Note Regarding Forward-Looking Statements" in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial may also impair our business and operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of securities offered by the selling shareholders.

CAPITALIZATION

The following table sets forth our capitalization and indebtedness as of February 28, 2011. There has been no material change in our capitalization between February 28, 2011 and the date of this prospectus. The following should be read in conjunction with the historical financial statements and related notes thereto and “Operating and Financial Review and Prospects” in our annual report, all incorporated by reference into this document.

As of February 28, 2011
(In thousands of U.S. Dollars)

Long term borrowings net of current portion	$85,650
Long term borrowings, current portion	11,000
Total borrowings	96,650

Equity:
Issued share capital	29
Share premium	88,817
Retained earnings	28,950
Total Equity	117,796
Total capitalization and indebtedness	$214,446

DILUTION

Our net tangible book value as of December 31, 2010 was $117,788 or $16.16 per common share (as adjusted after the reverse split of our common shares). Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding common shares (as adjusted after the reverse split of our common shares) on December 31, 2010.

The offering by our selling shareholders under this prospectus will not impact our net tangible book value or our net tangible book value per share and thus there is no dilution pursuant to this offering.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict what effect, if any, market sales of our common shares in the United States or the availability of our common shares for sale in the United States will have on the market price of our common shares. Nevertheless, sales of substantial amounts of our common shares in the public market, or the perception that such sales may occur, could materially and adversely affect the market price of our common shares and could impair our ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

7,289,688 of our common shares are outstanding, and no Class B shares are outstanding, although we intend to issue in 2011 a special stock dividend of Class B shares to the holders of our common shares in a ratio of one Class B share for every number of common shares owned that we will determine in the future in connection with such dividend. The common shares registered in our registration statement to which this prospectus relates will be freely transferable in the United States without restriction under the Securities Act. The remaining outstanding common shares, if any, may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below, or another SEC rule.

Under Rule 144, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned our common shares to be sold for at least six months, would be entitled to sell an unlimited number of our common shares, provided current public information about us is available. In addition, under Rule 144, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned our common shares to be sold for at least one year, would be entitled to sell an unlimited number of shares.

In general, under Rule 144 as currently in effect, our affiliates who have beneficially owned our common shares for at least one year are entitled to sell within any three month period a number of shares that does not exceed the greater of:

➢	1.0% of our then-outstanding common shares; and

➢	the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales of restricted shares under Rule 144 by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell our common shares that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Shares sold outside the United States pursuant to Regulation S would not be subject to these restrictions.

We entered into a registration rights agreement in November 2010 with Firment Trading Limited and Kim Holdings S.A. pursuant to which we granted to them and their affiliates and certain of their transferees, the right, under certain circumstances and subject to certain restrictions to require us to register under the Securities Act our common shares held by them. When registered under any registration statement, our common shares held by them will be available for sale in the open market unless restrictions apply. In addition, these common shares would be available for sale into the public market after one year pursuant to Rule 144, Regulation S and other exemptions under the Securities Act, subject to the limitations contained therein, as described above.

SELLING SHAREHOLDERS

The following table identifies the selling shareholders, and the number and percentage of common shares beneficially owned by the selling shareholders as of March 25, 2011, the number of common shares that the selling shareholders may offer or sell, the number and percentage of common shares beneficially owned by the selling shareholders assuming they sell all of the shares covered by this prospectus that may be sold by them and their relationship with us over the past three years, if any. We have prepared this table solely based upon information furnished to us by or on behalf of the selling shareholders in October and November 2010, on our review of the list of registered shareholders and on information regarding certain shareholders known to us since 2010, including through a review of publicly filed Schedule 13Gs. The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares after the date on which each selling shareholder provided the information set forth in the table below. As used in this prospectus, “selling shareholders” includes pledgees, assignees, successors-in-interest, donees, transferees or others who may later hold the selling shareholders’ common shares. Unless otherwise provided, the address of each of the selling shareholders is c/o Globus Shipmanagement Corp., 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Athens, Greece. Unless otherwise noted, none of the following selling shareholders have, or have had in the past three years, a material relationship with us.

Name and Address of Selling Shareholder	Beneficial Ownership of Common Shares as of March 25, 2011	Percentage of Common Shares Owned as of March 25, 2011	Number of Common Shares Offered for Sale	Beneficial Ownership of Common Shares After Giving Effect to Proposed Sale	Percentage to be Owned After Offering
Firment Trading Limited (1)(2)	4,474,475	61.4%	4,474,475	-	*

Lipati Shipping Company Limited (1)(3) 56 Pindou Street, Chalandri 152 33, Athens, Greece	428,928	5.9%	428,928	-	*

Alpine Navigation Co. (4) Ajeltake Road, Ajeltake Island Majuro, Marshall Islands, MH 96960	328,075	4.5%	328,075	-	*

Muse Trading Co. (5) Ajeltake Road, Ajeltake Island Majuro, Marshall Islands, MH 96960	326,577	4.5%	326,577	-	*

Kim Holdings S.A. (1)	271,697	3.7%	250,157	-	*

Jupiter Dividend & Growth Trust plc (6) 1 Grosvenor Place London, SW1X 7JJ, U.K.	178,833	2.5%	178,833	-	*

Unis Investments Ltd. (7) Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands, MH 96960	25,000	*	25,000	-	*

Elias S. Deftereos (1)	22,981	*	15,000	-	*

Amir Eilon (1)	10,401	*	10,401	-	*

Avery Holding Corp. (8) Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands, MH 96960	7,500	*	7,500	-	*

Arjun Batra (9) #06-04 Astrid Meadows 46B Coronation Road West Singapore 269262	6,250	*	6,250	-	*

Sherman Revocable Trust (10) 5840 East Joshua Tree Paradise Valley, Arizona 85253, U.S.A.	5,250	*	5,250	-	*

John Archibald Burdon-Cooper Cret William, Crieff Perthshire, PH7 4JY, Scotland	5,000	*	5,000	-	*

Malcolm John Morrisby 331 Chartridge Lane Chesham, Bucks HP5 2SQ, U.K.	5,000	*	5,000	-	*

George Nikas 25 Columbus Circle New York, New York 10019	4,975	*	4,975	-	*

Patricia Mary Morrisby 331 Chartridge Lane Chesham, Bucks HP5 2SQ, U.K.	4,000	*	4,000	-	*

Richard A. Hurowitz, Sasha C. Hurowitz M/NY/UTMA (11) 985 Fifth Avenue, Apt. 2B New York, New York 10075-0142	3,250	*	3,250	-	*

Richard A. Hurowitz, Asher C. Hurowitz M/NY/UTMA (11) 985 Fifth Avenue, Apt. 2B New York, New York 10075-0142	3,250	*	3,250	-	*

Bettina von Meyenburg Seestrasse 1 8704 Herrliberg, Switzerland	3,000	*	3,000	-	*

Claudia von Meyenburg Seestrasse 1 8704 Herrliberg, Switzerland	3,000	*	3,000	-	*

Olav zu Ermgassen 3 Cranmore Avenue, Osterley Isleworth, TW7 4QW, U.K.	2,556	*	2,556	-	*

George Charalambous 29 Dimitriou Biskini Str. 157 71, Athens, Greece	2,500	*	2,500	-	*

Jason Richard Higgins 3, The Granary Buildings, Millow Biggleswade, Bedfordshire SG18 8RH, U.K.	2,035	*	2,035	-	*

Winterflood Securities Ltd (12) The Atrium Building, Cannon Bridge House 25 Dowgate Hill London, EC4R 2GA, U.K.	1,525	*	1,525	-	*

Christopher John Baker 7 Avenue Road, Dorridge Solihull, B93 8LD, U.K.	1,455	*	1,455	-	*

Raymond Edward Oakley The Old School House, Westbury Brackley, Northamptonshire, NN13 5JR, U.K.	1,250	*	1,250	-	*

Christopher William Owens 24, Pembridge Mews London, W11 3EQ, U.K.	1,250	*	1,250	-	*

Alastair Dickson 16 Charlotte Square Edinburgh, EH2 4DF, U.K.	1,150	*	1,150	-	*

IPM Sipp Administration Limited (13) Cintel House, Watton Road, Ware Hertfordshire, SG12 0AD, U.K.	1,091	*	1,091	-	*

Ioannis Papaioannou 27 Proteos Street 145 64, Kifisia, Greece	1,000	*	1,000	-	*

Graham Stewart Brandon Street Impstone House, Pamber Road, Silchester Reading, Berkshire RG7 2NU, U.K.	1,000	*	1,000	-	*

Ioannis Triarchos 3 Rue Adrien Lachenal Geneva 1207, Switzerland	1,000	*	1,000	-	*

Alastair Marshall Flat 28, Churchfield Mansions 321-345 New King’s Road Parsons Green, London SW6 4RA, U.K.	758	*	758	-	*

Brian Gregory Burroughs 6 Queen Mary Road Chesterfield, S40 3LB, U.K.	750	*	750	-	*

Charles Albert Vanbergen 24 Castle Court, Hadlow Road Tonbridge, Kent TN9 1QU, U.K.	750	*	750	-	*

Lazaridis Vassilis 24 B Kifissias Ave. 151 25, Marousi, Greece	750	*	750	-	*

Michael Emanuel Flat 7, 260 Elgin Avenue London, W9 1JD, U.K.	670	*	670	-	*

Jillian Sandra Kay Hellen 7 Owen Drive, Failand, Bristol, BS8 3UE, U.K.	597	*	597	-	*

Kishor Pindoria 66 Chapman Crescent, Harrow Middlesex, HA3 0TE U.K.	550	*	550	-	*

Kouniniotis Anoliki 8 D Tripia Street 151 21, Pefki, Greece	500	*	500	-	*

Kathleen Rowe Heigh Head, Mewith, Bentham Lancaster, LA2 7AV, U.K.	500	*	500	-	*

Jeffrey O. Parry (1)	472	*	472	-	*

Paul Lyon 7 Lime Road, Southville Bristol, BS3 ILS, U.K.	452	*	452	-	*

Robert David Cole Pastures Farm, Farm town, Coleorton Leicestershire, LE67 BFH, U.K.	379	*	379	-	*

Michael Francis and Margaret Woodhouse 45 St. Peter’s Road West Mersea, Essex C05 8LL, U.K.	330	*	330	-	*

Stephen Sharrock 58 Milnthorpe Road, Kendal Cumbria, LA9 5ND, U.K.	325	*	325	-	*

Peter Berchtold 5 Whitethorn Close Marple, Stockport SK6 6XP, U.K.	323	*	323	-	*

Andrew Timothy Harwood Green Farm House, Green Lane Hucclecote, Gloucester, U.K.	260	*	260	-	*

Christina Costaridi Crosby 51 Holland Park London, W11 3RS, U.K.	250	*	250	-	*

David Paul Fletcher 4 Waveney Hill, Oulton Broad Suffolk, NR32 3PR, U.K.	250	*	250	-	*

Christos Karaindros 24 B Kifissias Ave. 151 25, Marousi, Greece	250	*	250	-	*

Robert Woodland-Ferrari Eyot Lodge, Walton Lane Weybridge, Surrey, KT13 8LU	250	*	250	-	*

Carl Pollard 47 Avenue Clamart, Scunthorpe North Lincolnshire, DN15 8EQ, U.K.	216	*	216	-	*

Grahame Booth 64 Prince Charles Road Worksop, Nottinghamshire S81 7ER, U.K.	175	*	175	-	*

Robert Oliver Drummond Pine Ridge, Common Road, Ightham Sevenoaks, Kent TN15 9AY, U.K.	164	*	164	-	*

Andrew James Leese The School House, Fimber, Driffield East Yorkshire, YO25 9LY, U.K.	140	*	140	-	*

Lady DM White Aim c/o Kirkland House, Bruce Street Whithorn, Newton Stewart, Wigtownshire DG8 8PY, U.K.	135	*	135	-	*

Anthony King 1 Dean Road, Colebrode Plymouth, Devon, U.K.	121	*	121	-	*

Robert Neil Essex 22 Woodstock Road Bristol, BS6 7EJ, U.K.	111	*	111	-	*

Nikolaos Economides 6 Fokilidou Str 106 73 , Athens, Greece	100	*	100	-	*

Vosinaki Eleftheria 54 Papanastasiou 154 52, Athens, Greece	100	*	100	-	*

Sofia Gavriilidou 3 Psatha 152 37, Athens, Greece	100	*	100	-	*

Elias Konstantinidis 54 Papanastasiou 154 52, Athens, Greece	100	*	100	-	*

Vasilios Konstantinidis 30 Vas. Pavlou St 154 52, Athens, Greece	100	*	100	-	*

Giourgas Marinos 3 Psatha 152 37, Athens, Greece	100	*	100	-	*

Julia Naiboropenko Pontou 26 Athens 14572 Greece	100	*	100	-	*

Maria Platanopoulou Pontou 26 145 72, Athens, Greece	100	*	100	-	*

Stefanos Platanopoulos Pontou 26 145 72, Athens, Greece	100	*	100	-	*

Brian Sampson 114 Pinehurst Road Swindon, England, U.K.	100	*	100	-	*

Paul Charles Philip Bernardes 18 Carnarvon Grove Carlton, Nottingham, NG4 IRN, U.K.	72	*	72	-	*

Sandeep Modi 1F1, 13 Wardlaw Place Edinburgh, EH11 IUD, U.K.	50	*	50	-	*

James Barry Fox 40 Drumlee Road, Dungannon County Tyrone, Northern Ireland, BT71 7QD	44	*	44	-	*

Jennifer Mary Jackson 183 Pompallier Estate Drive, Maunu Whangarei, New Zealand, 0110	33	*	33	-	*

Sippdeal Trustees Limited (14) Trafford House, Chester Road Manchester, M32 0RS, U.K.	29	*	29	-	*

TOTAL	6,149,910		6,117,389	-

* Less than one percent.
(1) Individual or entity listed is one of our officers, directors or 5% shareholders, or owned by one of our officers or directors.
(2) Firment Trading Limited is beneficially owned by George Feidakis, the chairman of our board of directors, and owns more than 50% of our outstanding common shares.
(3) Ioannis Panayiotopoulos exercises dispositive and voting authority over the common shares owned by this entity.
(4) Poulengeris Sotiris exercises dispositive and voting authority over the common shares owned by this entity.
(5) Kazantzidis Ioannis exercises dispositive and voting authority over the common shares owned by this entity.
(6) Anthony Nutt, as fund manager for Jupiter Asset Management Ltd, exercises dispositive and voting authority over the common shares held by Jupiter Dividend & Growth Trust plc.
(7) Georgios Melisanidis exercises dispositive and voting authority over the common shares owned by this entity.
(8) Mileua Maria Pappa exercises dispositive and voting authority over the common shares owned by this entity.
(9) Arjun Batra previously served as one of our non-executive directors.
(10) Aaron and Paula G. Sherman share beneficial ownership of the trust and both exercise dispositive and voting authority over the common shares owned by the trust.
(11) Richard A. Horowitz,is the indirect beneficial owner of, and, in his capacity as trustee, exercises dispositive and voting authority over, the common shares owned by the trust.
(12) Winterflood Securities Ltd is beneficially owned by Close Brothers Group plc, a publicly traded company listed on the London Stock Exchange.
 (13) Maurice Daley exercises dispositive and voting authority over the common shares owned by this entity.
 (14) Philip Sloan, in his capacity as trustee, exercises dispositive and voting authority over the common shares owned by the trust.

PLAN OF DISTRIBUTION

The selling shareholders of our common shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The offering price of our common shares by the selling shareholders using this prospectus to sell such shares may be at prevailing market prices or at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

➢	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

➢	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

➢	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

➢	an exchange distribution in accordance with the rules of the applicable exchange;

➢	privately negotiated transactions;

➢	settlement of short sales entered into after the date of this prospectus;

➢	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

➢	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise entered into after the date of this prospectus; or

➢	any other method of sale permitted pursuant to applicable law; and

➢	a combination of any such methods of sale.

The selling shareholders may also transfer the securities by gift or sell the common shares in accordance with Rule 144 under the Securities Act. Please read “Shares Eligible for Future Sale.”

Agents or broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved, however compensation to a particular broker-dealer may be in excess of customary commissions. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling shareholders and any broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

In connection with the sale of our common shares or interests therein, the selling shareholders after the date the registration statement in which this prospectus forms a part is declared effective by the SEC may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume.

The selling shareholders after the date the registration statement in which this prospectus forms a part is declared effective by the SEC may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus.
Each selling shareholder has informed us that it is not a broker-dealer registered pursuant to Section 15(b) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or an affiliate of a broker-dealer registered under the Exchange Act, and does not have any agreement or understanding, directly or indirectly, with any person to distribute these securities.

Any person participating in the distribution of common shares covered by this prospectus will be subject to applicable provisions of the Exchange Act and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common shares by that person.

We may suspend offers and sales of the common shares pursuant to the registration statement to which this prospectus relates in certain circumstances.

The offering by our selling shareholders pursuant to the registration statement to which this prospectus relates will continue until the earlier of November 24, 2011 and such time as all securities covered by such registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(e) under the Securities Act.

We cannot assure you that the selling shareholders will sell all or any portion of the shares offered by this prospectus. In addition, we cannot assure you that a selling shareholder will not transfer shares by other means not described in this prospectus.

DESCRIPTION OF CAPITAL STOCK

As of November 24, 2010, our articles of incorporation provided that the authorized number of shares consisted of (1) 500,000,000 shares of common stock, par value $0.004 per share, (2) 100,000,000 shares of Class B common stock, par value $0.001 per share, which we refer to as the Class B shares, and (3) 100,000,000 preferred shares, par value $0.001 per share, which we refer to as the preferred shares. As of March 25, 2011, 7,289,688 of our common shares are outstanding. No Class B shares or preferred shares have been issued, nor has any series of preferred shares been designated. We intend to issue in 2011 a special stock dividend of Class B shares to the holders of our common shares in a ratio of one Class B share for every number of common shares owned that we will determine in the future in connection with such dividend. We plan to issue this special stock dividend to protect the voting power of the current shareholders against future dilutions in the case of additional equity issuances. We also intend to issue one preferred share to Mr. Feidakis or his affiliate that will provide the holder with the ability to appoint any one person to be a director, who may also be the chairman of our board of directors, for so long as such holder and his or its affiliates also hold in the aggregate at least 30% of the voting power of our shares. Such preferred share will have no voting or dividend rights.

The following table shows our history of share capital for the last three years. None of the share numbers below prior to August 2010 reflect the 4:1 reverse split of our shares:

Effective Date of Issuance	Number of ordinary shares Issued	Price per share	Gross Proceeds or Fair Value of Share Transaction	Process/ Consideration
December 17, 2010	47,823	-	n/a	Bonus payment for services rendered
October 8, 2010	472	-	n/a	Payment for acting as board member
September 13, 2010	541	-	n/a	Payment for acting as board member
June 29, 2010	2,256	-	n/a	Payment for acting as board member
March 16, 2010	4,980	-	n/a	Payment for acting as board member
December 9, 2009	8,572	-	n/a	Payment for acting as board member
November 19,2009	171,052	-	n/a	Bonus payment for services rendered
September 15, 2009	8,888	-	n/a	Payment for acting as board member
June 16, 2009	8,000	-	n/a	Payment for acting as board member
April 9, 2009	8,450	-	n/a	Payment for acting as board member
March 5, 2009	85,760	-	n/a	Part of the annual compensation award
December 9, 2008	8,282	-	n/a	Payment for acting as board member
September 3, 2008	1,412	-	n/a	Payment for acting as board member
June 2, 2008	1,206	-	n/a	Payment for acting as board member
May 1, 2008	16,897	-	n/a	Bonus payment for services rendered
March 12, 2008	1,500	-	n/a	Payment for acting as board member
December 31, 2007	35,586	-	n/a	Bonus payment for services rendered
December 4, 2007	1,240	-	n/a	Payment for acting as board member
October 3, 2007	920	-	n/a	Payment for acting as board member
September 26, 2007	920	-	n/a	Payment for acting as board member
May 31, 2007	8,423,333	$5.9391	$50,027,000	Initial public offering on the Alternative Investment Market

LEGAL MATTERS

The validity of our common shares and certain other legal matters with respect to the laws of the Marshall Islands and other legal matters relating to United States law have been passed upon for us by Watson, Farley & Williams (New York) LLP, New York, New York.

EXPERTS

The consolidated financial statements of Globus Maritime Limited as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, incorporated by reference herein, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to our common shares offered by this prospectus. This prospectus is a part of that registration statement. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

As a “foreign private issuer,” we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, as a “foreign private issuer,” our officers, directors and principal shareholders will be exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands corporation and our executive offices are located outside of the United States. Certain of our directors, executive officers and some of the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, executive officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the following document listed that has been previously filed with the SEC: our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, which we filed with the SEC on March 28, 2011.

We do not incorporate by reference documents or information furnished to, but not filed with, the SEC.

We will provide a copy of the document we incorporate by reference, at no cost, by written or oral request. To request a copy of this document, you should write or telephone us at: c/o Globus Shipmanagement Corp., 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Athens, Greece, +30 210 960 8300.  In addition, each document incorporated by reference is readily accessible on our website at http://www.globusmaritime.gr/stock_information.html by clicking on “SEC Filings.” Unless specified above, information that is available on or accessed through our website does not constitute part of, and is not incorporated by reference into, this prospectus.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the common shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

6,117,389 Common Shares

PROSPECTUS

Until April 26, 2011 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.